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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-52060) on Form S-4, the registration statements (Nos. 333-75678 and 333-84094) on Form S-3 and the registration statements (Nos. 333-107342, 333-31812, 333-40412, 333-40416, 333-44432, 333-53620, 333-84439, 333-84747 and
333-82694) on Form S-8 of Fairchild Semiconductor International, Inc. of our reports dated January 15, 2004, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 28, 2003 and December 29, 2002, the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 28, 2003, and the related schedule, which reports are included in the annual report on Form 10-K of Fairchild Semiconductor International, Inc. for the year ended December 28, 2003.

Our report refers to a change in the method of accounting for goodwill and other intangible assets as a result of adopting the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."



                                             /s/ KPMG LLP

Boston, Massachusetts
March 12, 2004